EX-99.(2)(g)

INVESTMENT MANAGEMENT AGREEMENT

This AGREEMENT (this “Agreement”), effective as of the [    ] day of [    ], 2017, is between GOLDMAN SACHS ASSET MANAGEMENT, L.P. (the “Investment Manager”), a limited partnership formed under the laws of the state of Delaware, and GOLDMAN SACHS PRIVATE MARKETS FUND 2018 (A) LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”).

WHEREAS, the Company intends to engage in business as a closed-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Investment Manager is an investment adviser that is registered with the Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Company desires to engage the Investment Manager to furnish investment advisory services to the Company pursuant to the terms and conditions set forth in this Agreement, and the Investment Manager wishes to serve as the investment adviser to the Company;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Sub-Advisers. The Investment Manager may engage one or more investment advisers which are either registered as such or specifically exempt from registration under the Advisers Act to act as sub-advisers to provide the Company certain services set forth in Sections 2 and 5 hereof, all as shall be set forth in a written contract to which the Company and the Investment Manager shall be parties, which contract shall be subject to approval in accordance with the requirements of the Investment Company Act, including as permitted under the terms of any exemptive relief granted by the SEC, or by rule or regulation. Such sub-advisers may be, but are not required to be, affiliated with the Investment Manager. To the extent that the Investment Manager has engaged one or more sub-advisers to provide services in accordance with the terms of this Section 1, then the Investment Manager shall not be required to provide directly to the Company the services described in Sections 2 and 5. However, in each such case, the Investment Manager shall be responsible for the supervision of the activities of each sub-adviser so engaged.

2.    Investment Management Services; Administrative Services.

(a) The Investment Manager will regularly provide the Company with investment research, advice and supervision and will furnish continuously an investment program for the Company consistent with the investment objectives and policies of the Company. Without limiting the generality of the foregoing, the Investment Manager shall provide day-to-day advice regarding the Company’s portfolio transactions, manage the Company’s portfolio, and shall be responsible, to the extent provided for under this Agreement and in each case subject to the supervision of the board of managers of the Company (the “Board of Managers”), for the Company’s business affairs and other administrative matters. The Investment Manager shall make all investment decisions for the Company and in connection therewith shall determine from time to time what securities or other investments (each such investment being called herein a “Company Investment” and collectively, “Company Investments”) shall be purchased, sold or otherwise disposed of by the Company and the timing of such purchases, sales and dispositions, including what portion of the Company’s portfolio shall be held uninvested as cash or cash equivalents, and take such further action, including placing purchase and sale orders, (to the extent delegated by the Board of Managers) voting securities on behalf of the Company, and opening accounts and executing trading agreements and any other customary documents and representation letters on behalf of the Company, as the Investment Manager shall deem necessary or appropriate; in each case subject to the provisions of the Company’s organizational documents and of the Investment Company Act, and to the investment objectives, policies and restrictions of the Company, as each of the same shall be from time to time in effect, and subject, further, to the general supervision of the Board of Managers and such policies and instructions as the Board of Managers may from time to time establish.

(b) The Investment Manager is hereby authorized to cause the Company to make Company Investments and incur leverage, directly or indirectly through one or more subsidiaries or special purpose vehicles.

(c) The Investment Manager is hereby authorized, on behalf of the Company and at the direction of the Board of Managers pursuant to delegated authority, to possess, transfer, mortgage, pledge or otherwise deal in, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, Company Investments and other property and funds held or owned by the Company, including, without limitation, as the Company’s agent and attorney-in-fact exercising and enforcing rights with respect to any claims relating to such Company Investments and other property and funds, including with respect to litigation, bankruptcy or other reorganization.

(d) Subject to the general supervision of the Board of Managers, the Investment Manager will provide certain administrative services to the Company as described in this Section 2(d) (“Administrative Services”). The Investment Manager will act as the Company’s liaison with administrators, custodians, depositories, transfer agents, pricing agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons as may reasonably be requested by the Board of Managers. To the extent the Administrative Services are not required to be performed by others pursuant to the administration agreement, the custodian agreement, the transfer agency agreement, the placement agent agreement or such any other agreements with service providers to the Company that the Board of Managers shall have approved, the Investment Manager will (i) provide the Company with personnel to perform such executive, administrative and clerical services as the Investment Manager reasonably believes are reasonably necessary to provide effective administration of the Company; (ii) arrange for, at the Company’s expense, (A) the preparation for the Company of all required tax returns, (B) the preparation and submission of reports to existing unitholders and regulatory authorities and (C) the preparation and submission of the Company’s registration statement and all other documents necessary to fulfill regulatory requirements and maintain the registration and qualifications of the Company with the SEC and other regulatory authorities; (iii) maintain all of the Company’s records; and (iv) provide the Company with adequate office space and all necessary office equipment and services including telephone service, heat, utilities, stationery supplies and similar items.

(e) The Investment Manager shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(f) The Investment Manager will maintain all books and records with respect to the Company’s securities transactions required by sub-paragraphs (b)(5), (6), (9) and (10) and paragraph (f) of Rule 31a-1 under the Investment Company Act (other than those records being maintained by the Company’s administrator, custodian or transfer agent) and preserve such records for the periods prescribed therefor by Rule 31a-2 under the Investment Company Act. The Investment Manager will also provide to the Board of Managers such periodic and special reports as it may reasonably request.

(g) The Investment Manager will notify the Board of Managers of any change in the Investment Manager’s membership within a reasonable time after such change.

(h) The Investment Manager’s services hereunder are not deemed exclusive, and it shall be free to render similar services to others. Nothing in this Agreement shall limit or restrict the right of the Investment Manager or any manager, partner, officer or employee of the Investment Manager to engage in any other business or to devote his, her or its time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company Investments, subject at all times to applicable law).

3. Allocation of Charges and Expenses. The Investment Manager will pay all costs incurred by it in connection with the performance of its duties under Section 2. The Investment Manager will pay the compensation and expenses of all its personnel and will make available, without expense to the Company, the services of such of the Investment Manager’s partners, officers and employees as may duly be elected officers or managers of the Company, subject to their individual consent to serve and to any limitations imposed by law. The Investment Manager will not be required to pay any expenses of the Company other than those specifically allocated to it in this Section 3. In particular, but without limiting the generality of the foregoing, the Investment Manager will not be required to pay: (i) operational and organizational expenses of the Company; (ii) fees and expenses, including travel expenses, incurred by the Investment Manager or payable to third parties related to the Company Investments, including, among others, professional fees (including, without limitation, the fees and expenses of consultants and experts) and fees and expenses relating to, or associated with, acquiring, holding, evaluating, monitoring, researching, performing due diligence on and disposing of Company Investments and prospective Company Investments; (iii) interest, fees and other expenses payable on debt, if any, incurred by the Company, including expenses associated with the creation and maintenance of subsidiaries and special purpose vehicles; (iv) fees and expenses incurred by the Company in connection with membership in investment company organizations; (v) brokers’ commissions and any other transaction-related expenses and fees arising out of transactions effected on behalf of the Company; (vi) fees and expenses associated with calculating the Company’s net asset value (including the costs and expenses of any independent valuation firm); (vii) legal, auditing, accounting or tax preparation fees and expenses; (viii) taxes or governmental fees; (ix) the fees and expenses of the administrator, transfer agent or sub-transfer agent of the Company; (x) the cost of preparing stock certificates or any other expenses, including without limitation clerical expenses of issue, redemption or repurchase of common units of limited liability company interests in the Company (“Units”); (xi) the expenses of and fees for registering or qualifying Units for sale and of maintaining the registration of the Company; (xii) the fees and expenses of the managers of the Company who are not affiliated with the Investment Manager; (xiii) the fees, expenses or disbursements of custodians of the Company’s assets (including (X) expenses incurred in the performance of any obligations enumerated by the limited liability company agreement of the Company insofar as they govern agreements with any such custodian and (Y) all costs and charges for equipment or services used in communicating information regarding the Company’s transactions among the Investment Manager and any custodian or other agent engaged by the Company), or with respect to any escrow account; (xiv) the cost of preparing and distributing reports, proxy statements and notices to unitholders, the SEC and other regulatory authorities; (xv) expenses associated with unitholders’ meetings; (xvi) the costs and insurance premiums of any errors and omissions/managers and officers liability insurance or any fidelity bond; (xvii) listing fees, if any; (xviii) costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute in connection with the business of the Company and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the Company’s rights against any person and indemnification or contribution expenses payable by the Company to any person and other extraordinary expenses not incurred in the ordinary course of the Company’s business; (xix) any other administrative expenses or fees incurred by the Company; (xx) any extraordinary expenses incurred by the Company; (xxi) if the Investment Manager is deemed to be a “commodity pool operator” with respect to the Company, the out-of-pocket costs incurred by the Investment Manager in connection with its preparation or revision of the Company’s disclosure documents and periodic reports to shareholders in order to comply with the Commodity Exchange Act and/or the rules adopted by the Commodity Futures Trading Commission thereunder; or (xxii) any such other expenses as may be approved from time to time by the Board of Managers. The Investment Manager shall not be required to pay expenses of activities which are primarily intended to result in sales of Units, including, but not limited to, all costs and expenses associated with the preparation and distribution of an offering memorandum, a subscription agreement, if applicable, a registration statement or a unitholder application form.

To the extent that expenses to be borne by the Company pursuant to this Section 3 are paid by the Investment Manager, the Company shall reimburse the Investment Manager for such expenses, provided, however, that the Investment Manager may elect, from time to time and in its sole discretion, to bear certain of the Company’s expenses set forth above, including organizational and other expenses.

4. Compensation of the Investment Manager.

(a) The Company shall pay to the Investment Manager for its services to the Company a management fee (the “Management Fee”) as set forth herein. The Company shall make any payments due hereunder to the Investment Manager (or to the Investment Manager’s designee as the Investment Manager may otherwise direct).

(b) The Management Fee will be payable quarterly in arrears and will be appropriately prorated for any partial quarter. The Management Fee will be calculated as follows:

(i) During the period from the first date on which the Company accepts commitments for Units in the Company other than from the initial unitholder (the “Initial Closing Date”), and until the first anniversary of the Initial Closing Date, the Management Fee shall be calculated at a rate of 0.025% (i.e., an annual rate of 0.10%) of the total Commitments of the Company at the end of the then-current quarter. For purposes of this Agreement, “Commitments” shall mean the capital commitments of all purchasers of Units.

(ii) From and after the first anniversary of the Initial Closing Date, and until the eighth anniversary of the Initial Closing Date, the Management Fee shall be calculated at a rate of 0.1875% (i.e., an annual rate of 0.75%) of the total Commitments of the Company at the end of the then-current quarter.

(iii) From and after the eighth anniversary of the Initial Closing Date, the Management Fee shall be calculated at a rate of 0.05% (i.e., an annual rate of 0.20%) of the total Commitments of the Company at the end of the then-current quarter.

(c) In addition to the foregoing, the Investment Manager may from time to time, and in its sole discretion, agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Company for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Investment Manager. Any such fee reduction or undertaking may be discontinued or modified by the Investment Manager at any time.

(d) The Investment Manager has agreed to waive the Management Fee payable by the Company as long as the Company invests all (or substantially all) of its assets in Goldman Sachs Private Markets Fund 2018 LLC.

5. Avoidance of Inconsistent Position. The Investment Manager or its agent shall arrange for the placing of all orders for the purchase and sale of Company Investments with brokers or dealers (including Goldman Sachs & Co. LLC or an affiliate thereof), foreign currency dealers, futures commission merchants or other parties selected by the Investment Manager. In the selection of such brokers or dealers (including Goldman Sachs & Co. LLC or an affiliate thereof) and the placing of such orders, the Investment Manager is directed at all times to seek to obtain the best net results for the Company, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the brokerage firm and the brokerage firm’s risk and skill in positioning blocks of securities. Subject to applicable legal requirements, the Investment

Manager may select a broker based partly upon brokerage or research services provided to the Company, the Investment Manager and any of its other accounts. It is also understood that it is desirable for the Company that the Investment Manager have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to the Company than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Investment Manager is authorized to place orders for the purchase and sale of securities for the Company with such brokers, subject to review by the Board of Managers from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Investment Manager in connection with its services to other clients. If any occasion should arise in which the Investment Manager gives any advice to its clients concerning the Units, it will act solely as investment counsel for such clients and not in any way on behalf of the Company. The Investment Manager may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Company as well as its other customers (including any investment company or advisory account for which the Investment Manager or any of its affiliates acts as an investment adviser), aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best net price and the most favorable execution.

6. Limitation of Liability of Investment Manager and the Company. The Investment Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Investment Manager’s part in the performance of its duties or from reckless disregard by the Investment Manager of its obligations and duties under this Agreement. With respect to the engagement of sub-advisers under Section 1 hereof, notwithstanding the generality of this Section 6, the Investment Manager shall not be responsible or liable for any act or omission by any such sub-adviser, including without limitation any decision by a sub-adviser to purchase, hold, or sell any securities, cash or financial instruments for the Company. With respect to the provision of Administrative Services under Section 3 hereof, notwithstanding the generality of this Section 6, the Investment Manager shall not be responsible or liable for any act or omission by any other party, including other service providers. Nothing herein shall be construed to impose on the Investment Manager any fiduciary duty in connection with the performance of Administrative Services hereunder. Any person, even though also employed by the Investment Manager, who may be or become an employee of and paid by the Company shall be deemed, when acting within the scope of his employment by the Company, to be acting in such employment solely for the Company and not as the Investment Manager’s employee or agent.

7. Duration and Termination of this Agreement. This Agreement shall remain in full force and effect for two years from the date first written above and shall continue for periods of one year thereafter, but only so long as such continuance is specifically approved at least annually in the manner required by the Investment Company Act. This Agreement may, on 60 days’ written notice to the other party, be terminated in its entirety at any time without the payment of any penalty, by the Board of Managers, by vote of a majority of the outstanding voting securities of the Company, or by the Investment Manager. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this

Agreement, the definitions contained in Section 2(a) of the Investment Company Act    (particularly the definitions of “interested person,” “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the SEC by any rule, regulation or order.

Any termination of this Agreement pursuant to this Section 7 shall be without penalty or other additional payment save that (i) the Company shall pay the Management Fee referred to in Section 4 hereof prorated to the date of termination; and (ii) the Company shall honor any trades entered but not settled before the date of any such termination. Sections 3, 4, 6, 7, 9, 10 and 11 hereof shall survive the termination of this Agreement.

8. Amendment of this Agreement. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and, to the extent required by the Investment Company Act, no amendment of this Agreement shall be effective as to the Company until approved in the manner required by the Investment Company Act. If any provision or any part of a provision of this Agreement shall be found to be void or unenforceable, it shall not affect the remaining part which shall remain in full force and effect.

9. General. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The Company consents to exclusive jurisdiction and venue for any litigation arising out of this Agreement to the United States District Court for the Southern District of New York, unless no federal jurisdiction exists, in which case the Company consents to jurisdiction and venue in the Supreme Court of the State of New York, New York County. Nothing herein shall constitute a waiver or limitation of any rights which the Company may have, if any, under any applicable law.

10. Notices. Except as otherwise provided herein, all communications hereunder shall be in writing sent by courier or registered air mail, or by facsimile or electronic means (and, in respect of communications sent by facsimile or electronic means, confirmed in writing sent by courier or registered air mail), to the requisite party, at its address as follows:

If to the Investment Manager:

Goldman Sachs Asset Management, L.P.

200 West Street

New York, New York 10282

Attention: Legal Department,

Investment Management Division of Goldman Sachs & Co. LLC

Fax: (212) 902-4140

If to the Company:

Goldman Sachs Private Markets Fund 2018 (A) LLC

c/o Goldman Sachs Asset Management, L.P.

200 West Street

New York, New York 10282

Attention: Legal Department,

Investment Management Division of Goldman Sachs & Co. LLC

Fax: (212) 902-4140

or to such other address as to which the party receiving the notice shall have notified the other party in writing.

11. Use of Name. The Company is hereby granted, without a fee, a non-exclusive, non-transferable limited right to use the name “Goldman Sachs.” The Company acknowledges that the Investment Manager and/or its affiliates’ exclusive right, title, and interest in and to the name “Goldman Sachs” and to the associated trademarks and service marks, and will not, at any time, do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such rights, titles, and interests. The Company acknowledges that the sole right granted to the Company under this Agreement is to use the name “Goldman Sachs,” and covenants and agrees not to use the name “Goldman Sachs” for any other purpose whatsoever. The Company may exercise the non-exclusive, non-transferable limited right to use the name “Goldman Sachs” granted to the Company in this Section only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect. Upon the termination of this Agreement, the Company (to the extent that it lawfully can) will cease to use the name “Goldman Sachs.”

12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. No Third-Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

14. Force Majeure. Notwithstanding any other provision of this Agreement, the Investment Manager shall not be liable for any loss caused directly or indirectly by circumstances beyond its reasonable control, including without limitation government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, labor difficulties, fires, earthquakes, floods or other catastrophes, acts of God, mechanical breakdowns, or malfunctions, failure or disruption of utilities, communications, computer or information technology (including without limitation hardware or software), or power supply.

15. Effective Date. This Agreement shall be effective as of the date first written above.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly appointed agents.

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:
Name:
Title: Authorized Signatory

GOLDMAN SACHS PRIVATE MARKETS FUND 2018 (A) LLC

By:
Name:
Title: Authorized Signatory